Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Boards of Directors

ICOS Corporation

Lilly ICOS LLC and

Suncos Corporation

We consent to the use of our reports on the financial statements of ICOS Corporation, Lilly ICOS LLC (a development stage company) and Suncos Corporation (a development stage corporation) incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report on the consolidated financial statements of ICOS Corporation dated January 30, 2003, refers to a change in the method of accounting for nonrefundable technology license fees and milestone payments in 2000.

Our report on the financial statements of Suncos Corporation dated January 30, 2003, refers to a decision by the stockholders to discontinue the development of Pafase® with no current plans for further development activities by Suncos Corporation.

/s/    KPMG LLP

Seattle, Washington

February 3, 2004